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                                                                    Exhibit 10.2


                                                                         5/25/99
                                   HPSC, INC.
                 AMENDED AND RESTATED 1995 STOCK INCENTIVE PLAN

                                 FIRST AMENDMENT




WHEREAS, HPSC, Inc. (the "Company") maintains the HPSC, Inc. Amended and Restated 1995 Stock Incentive Plan (the "Plan") for the benefit of certain eligible employees and directors;

WHEREAS, the Company desires to amend the Plan to change the definition of Change in Control.

NOW THEREFORE, the Plan is amended effective April 26, 1999, as follows:

Section 14 is amended by adding the following paragraph at the end of subparagraph (a):

          Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired beneficial ownership of more than the permitted percentage of the then Outstanding Company Voting Securities as a result of the acquisition of Voting Securities by the Company which by reducing the number of Voting Securities then outstanding, increases the percentage of shares beneficially owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company and, after such share acquisition by the Company, the Subject Person becomes the beneficial owner of any additional Voting Securities which increases the percentage of the then Outstanding Company Voting Securities beneficially owned by the Subject Person, then a Change in Control shall occur.


IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its
duly authorized officer this               day of                , 1999.
                             --------------       --------------

         HPSC, INC.


         By:
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         Title:   -------------------------------